EXHIBIT 10.8

Spartan Motors, Inc. (SMI)
SPARTAN PROFIT AND RETURN (SPAR)
MANAGEMENT INCENTIVE BONUS PLAN

Plan Purpose

The purpose of the Spartan Motors, Inc. (SMI) Spartan Profit And Return Plan ("SPAR Plan") is to motivate and encourage SMI management to create economic value from the dollars invested in SMI. Only through value creation can Spartan achieve sustainable profitable growth, maximize Spartan's market valuation and provide for the long-term interests of its stakeholders.

Objectives of the Plan

The specific objectives of the SPAR Plan are as follows:

1.	Provide management with incentives to choose strategies and investments that maximize shareholder wealth. In other words think, act and be paid like owners.

2.	Utilize a financial measurement that conforms to the market's evaluation of Spartan's performance.

3.	Communicate SMI's financial objectives in a clearly defined and quantifiable manner.

4.	Focus management on continuous improvement in shareholder value.

Approach

SMI believes that Management financial rewards should track with SMC financial performance. Rewards should be structured to be generous in periods when management drives SMI toward the achievement of superior performance and scant when performance falls short. Since Spartan Motors' shareholders have historically viewed Spartan as a "value" stock, it is essential that the financial interest of the executive be based on a comparable view.

Eligibility

The following positions are eligible for participation in the Plan:

          Leadership Team

          Management Team

Other positions may be included upon the recommendation of the both the SMI President/Chief Executive Officer (CEO) and the SMI Chief Financial Officer (CFO) and

the approval of the SMI Chairman of the Board. Participants in the Plan may not participate in any other incentive pay, commission override, gainsharing, or other supplemental compensation program. The only exceptions are quarterly bonus, stock appreciation rights, restricted stock, stock awards, stock options and the Spartan Motors, Inc. Supplemental Executive Retirement Plan. Participation in one year does not guarantee participation in subsequent years. Due to the varying nature of certain positions between business units, inclusion of a position at one organization will not necessarily mean a similarly titled position at another unit would be included in the Plan.

Effective Date

This Plan is effective upon approval of the Board of Directors of Spartan and will continue indefinitely at the discretion of the Board.

Plan Administration

The SMI President/CEO and SMI CFO are responsible for the ongoing administration of the Plan. The Compensation Committee of Spartan shall annually review both the provisions of the Plan and review payouts hereunder to confirm that the payments are in compliance with the plan document.

Overview of Plan Structure

The Plan rewards Participants based upon achievement in sustaining and increasing the SPAR of SMI operations. Spartan Profit and Return (SPAR) is a single, comprehensive measurement by which individual subsidiary and consolidated performance is evaluated. "SPAR" is defined as net operating profit after tax (NOPAT) less a capital charge based upon the tangible net operating assets employed in the business. More detailed information regarding how the Company calculates SPAR is provided in Exhibit I.

1.

Annual SPAR Incentive Bonus Earned. The Participant's Target Bonus percentage (see 2 below) times the Spar Multiple (see 3 below) times the Participant's current annual salary ("Annual Incentive Bonus Earned"). The current annual salary is calculated as the weekly salary in effect on December 31st of the performance year times 52 weeks.

2.

Target Bonus. Each Participant is assigned a "Target Bonus" based on his or her level within the Plan. The Target Incentive is determined each year by multiplying the Participant's current annual salary (as calculated in 1 above) by the following percentages.

Level 7	45%
Level 6	40%
Level 5	30%
Level 4	25%
Level 3	20%
Level 2	15%
Level 1	10%

A Participant is included in one of the levels above upon the recommendation of both the SMI President/CEO and SMI CFO and the approval of SMI Chairman of the Board.

3.

SPAR Target Multiple. The Target Bonus can be increased or decreased based upon achieving varying levels of SPAR. The amount of increase or decrease is based upon predetermined levels of SPAR that relate to a SPAR Target or "1X". The SPAR Target ("1X") is established on an annual basis by the SMI CFO in February of the performance year. An example of the SPAR Multiple for SMI is illustrated by the following table:

	SPAR Required for Various SPAR Multiples - Example
	-2X	-1X	0X	+1X	+2X	+3X	+4X
Spartan Motors, Inc.	-6,200,000	-3,100,000	0	3,100,000	6,200,000	9,300,000	12,400,000

The SPAR multiple used for determining annual bonuses is computed by interpolating (or extrapolating, if necessary) where the SPAR earned for the year falls within (or outside) the various multiples indicated in the above table. The SPAR multiple is computed to one decimal.

4.

Annual Incentive Bonus Payout: Annual Incentive Bonuses to all Participants employed by the Company on the last day of the performance year are calculated and paid no later than February 28 of the year following the end of the performance year. The Compensation Committee retains the discretion to pay the annual payout in cash or an equivalent amount of Company stock based on the closing value of the Company stock on the date of payment. The amount of the annual payout is equal to the sum of:

	a.	Seventy-five percent (75%) of any unpaid carryover balance (mandatory deferred balance) from prior years (see 6 below); and
	b.	Seventy-five percent (75%) of the Annual Incentive Bonus Earned for the current performance year (see 1 above).

5.	Mandatory Deferral: Twenty-five percent (25%) of the current year Annual Incentive Bonus Earned, plus twenty-five percent (25%) of the unpaid carryover balance from the previous year.

6.

Carryover Account Balance: The cumulative effect of the Initial Carryover Balance (see below) plus the current year Annual Incentive Bonus Earned (1 above), plus any interest on the previous year unpaid carryover balance, minus the Annual Incentive Bonus Payout (4 above).

Initial Carryover Balance

Participants enrolled in the plan in 2001 will receive an "Initial Carryover Balance. For purposes of computing annual incentive payouts, Participants are credited with an Initial Carryover Balance equal to the following percentage of the 2001 Annual SPAR Incentive Bonus Earned for the year 2001:

Spartan Motors	33.3%

The Initial Carryover Balance is not subject to interest charges or credits or repayment during a Participant's period of employment. In determining a Participant's vested account balance, the Initial Carryover Balance is deducted from a Participant's total account balance upon termination of employment for any reason. Participants entering the plan in years subsequent to 2001 will not qualify for an initial account balance.

Interest on Mandatory Deferrals

Interest is credited on any deferred balances at an annual rate equal to the highest rate the Company pays at the time of the deferral on its debt capital or 10 percent, whichever is lower. Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid. Interest is not credited on the Participant's Initial Carryover Balance.

Treatment of New Employees

An eligible employee who joins the Company during a performance period may be included in the Plan as a Participant at the discretion of his or her respective business unit President. The SMI President/CEO, SMI CFO and SMI Chairman must approve the level of participation.

The new Participant will be entitled to a prorated share of an annual bonus. The prorated bonus will be calculated as the Participant's Target Bonus percentage (2 above) times the SPAR Multiple (3 above) times the Participant's current prorated salary. The current prorated salary is calculated as the weekly salary in effect on December 31st of the performance year times the number of weeks the Participant was a member of the SPAR plan at the Company. If a Participant is hired mid-week, a full week will be credited for the partial week.

Acquisitions

Upon acquisition or disposal of a business unit, the SPAR Target ("1X") in number 3 above is adjusted for Spartan (consolidated) and any other business unit which includes the acquired business (or as a separate stand-alone business unit).

The SPAR Target ("1X") is determined in a manner providing a minimum return on capital invested in the acquired business.

Terminations and Vesting of Deferred Balances

In the event a Participant either voluntarily or involuntarily experiences a "Separation From Service," as that term is defined under Section 409A of the Internal Revenue Code (i.e., a termination of employment), with SMI during any performance year, for reason other than death, disability, retirement, or a change in control (as described in "Death, Disability, Retirement, and Changes in Control below), the Participant will not earn an Annual Incentive Bonus for that year or any portion of an Annual Incentive Bonus. In addition, deferred balances will be payable as follows:

Mandatory Deferred Balances (excluding Initial Carryover Balance)	50%

Payment of the mandatory deferred balances will be made to a terminated Participant within thirty days after the Separation From Service, but in no case in a later taxable year than the year of the Separation From Service. Notwithstanding the previous sentence, if the Separation From Service occurs in 2008 then payment will be made on the first business day of January, 2009.

Death, Disability, Retirement, and Changes in Control

Upon the first to occur of the following events:

1.	a Participant dies,
2.

a Participant becomes disabled (meaning the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company),

3.	a Participant retires, (meaning the Participant's voluntary Separation From Service after either age 62 or age 60 with 10 years of service, as determined under the Company's Retirement Plan), or
4.	a change in control of the Company (defined as acquisition by a purchaser of more than 50 percent of the Company's stock or substantially all the assets of the Company);

the Participant will receive the following payments:

1.

a prorated Annual Incentive Bonus for the year in which the event occurs. The prorated bonus will be calculated as the Participant's Target Bonus percentage (2 above) times the SPAR Multiple (3 above) times the Participant's current prorated salary. The current prorated salary is calculated as the weekly salary in effect on the date of the event times the number of weeks the Participant was a member of the SPAR plan at the Company prior to the event. If event occurs mid-week, a full week will be credited for the partial week; and

2.	100 percent of the sum of the Participant's mandatory deferred balances (less Initial Carryover Balances).

Payment of the prorated Annual Incentive Bonus will be made at the next regularly scheduled date for the payment of incentive bonuses. Payment of the mandatory deferred balances will be made to a Participant within thirty days after the event, but in no case in a later taxable year than the year of the Separation From Service. Notwithstanding the previous sentence, if the event occurs in 2008 then payment will be made on the first business day of January, 2009.

Delay in Payment to Specified Employee

For any payment due upon a Participant's Separation From Service (i.e., payment upon retirement or termination of employment for any reason), if, at the time the payments would commence, the Participant is a "Specified Employee" as defined by Section 409A of the Internal Revenue Code, then no payment under this Plan may be paid before the date that is six months after the Participant's Separation from Service. The payment to which the Participant would otherwise have been entitled during that six months will be paid on the first regular payroll date after six months following the Participant's Separation from Service.

Time of Payment

The time of payment under this Plan may not be accelerated or deferred for any reason, including by agreement of the parties.

Funding

The Plan is an unfunded, nonqualified deferred compensation plan. Monies that become due to Participants are unsecured obligations of the Company.

Withholding

The Company has the right to withhold and deduct from a Participant's payments, including payments made in the form of Company stock, or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to a Participant's payments pursuant to this plan.

Amendment and Termination of the Plan

The Plan may be amended or terminated at any time and without prior notice at the sole discretion of the Board of Directors of Spartan Motors, Inc. Any deferred balances (excluding any Initial Carryover Balances) shall become 100 percent vested upon termination of the Plan and will be paid to the Participants at the next regularly scheduled date for payment of incentive bonuses, subject to the following restrictions:

1.	The termination and liquidation of the Plan may not occur in proximity to a downturn in the Company's financial health;
2.

The Company must terminate and liquidate all arrangments sponsored by the Company that would be aggregated with the Plan under Section 409A of the Internal Revenue Code if the same service provider had deferrals of compensation under all the arrangements that are terminated and liquidated;

3.

No payments in liquidation of the Plan will be made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

4.	All payments under the Plan must be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and
5.

Within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, the Company may not adopt a new plan that that would be aggregated with the Plan under Section 409A of the Internal Revenue Code if the same service provider participated in both plans.

Exhibit I - Terms and Definitions

SPAR	Spartan Profit and Return (SPAR) equals Net Operating Profit After Taxes (NOPAT) minus Capital Charge.

NOPAT	Net Operating Profit After Taxes is calculated as the Operating Profit of the Company less Taxes at 38%.

OPERATING PROFIT

Operating Profit is defined as Earnings Before Income Taxes determined for purposes of both internal and external reporting and subject to annual audit by the Company's independent accountants plus/minus the adjustments summarized below.

Adjustments to Earnings Before Income Tax to result in Operating Profit consist of the following:

	•	Add interest expense
	•	Subtract interest income and other investment income
	•	Add (subtract) equity in losses (income) of unconsolidated investments
	•	Add (subtract) other non-operating expenses (income)
	•	Add (subtract) any increases (decrease) in LIFO reserves
	•	Add depreciation
	•	Subtract annual rental charge for plant and equipment determined per Exhibit II
	•	Add amortization of goodwill and other intangible assets arising from business acquisitions.
	•	Add amortization of other intangibles.
	•	Subtract recovery charge for capitalized intangibles per the attached table, excluding those arising from business acquisitions.
	•	Add any recorded provision for noncompete payments (+)
	•	Add any items deemed to be strategic investments (+)
	•	Subtract annual recovery charge of any items deemed to be strategic investments determined on a straight-line basis over an agreed-upon amortization period per Exhibit III

STRATEGIC INVESTMENTS

Strategic Investments are expenditures greater than $100,000 that are expected to result in operating income in future periods but are required to be recognized as expenses or losses in the current fiscal year under generally-accepted accounting principles. Examples of such items include certain research and development expenses, acquired businesses that are not expected to initially generate positive SPAR and certain advertising and promotional costs. In order to qualify as a strategic investment for incentive computation purposes, the amount and amortization period of the investment must be planned and agreed to by the SMI President/CEO, SMI CFO and SMI Chairman the Board in advance of any expenditure or loss. Generally this is done as part of the annual strategic planning review. The business unit is required to recognize an amortization charge in future performance periods regardless of whether the item actually results in future operating income.

CAPITAL CHARGE	Cost of capital percentage times capital base.

COST OF CAPITAL	The minimum overall percentage return required by an investor providing both the debt and equity capital of the business. The required return for Spartan Motors, Inc. is 12 percent.

CAPITAL BASE

The Capital Base consists of average current assets plus other assets and land net of investment securities, LIFO reserve, intercompany notes and intangible assets and less average total liabilities excluding interest bearing debt and intercompany notes. Deferred income taxes, income taxes receivable and income taxes payable are eliminated from the computation of the Capital Base.